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                                                                    EXHIBIT 10-V

                           AMENDMENT NO. TWO TO THE

                        1993 NATIONAL STEEL CORPORATION
                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


     Amendment made this 9th day of February, 1998, to the 1993 National Steel Corporation Non-Employee Directors' Stock Option Plan (hereinafter called the "Plan").

                                  WITNESSETH

     WHEREAS, National Steel Corporation, a Delaware corporation (hereinafter called the "Company"), has established the Plan;

     WHEREAS, the Company maintains the Plan to assist it in attracting and retaining the services of certain non-employee directors by providing such persons with the option to purchase shares (the "Option") of Class B Common Stock of the Company, $.01 par value;

     WHEREAS, certain non-employee directors have been granted such an option under the Plan, and other such Options may continue to be granted from time to time under the Plan;

     WHEREAS, the Company wishes to amend the Plan;

     WHEREAS, the Board (as defined in Section 2.01.3 of the Plan) has the authority under Section 10.01 of the Plan to amend the Plan from time to time.

     NOW, THEREFORE, the Plan is amended effective as of January 1, 1998, as follows:

     I.   Section 6.01 of the Plan is hereby amended by replacing the current
Section 6.01 with the following:

     6.01 General. Subject to the terms of the Plan and any applicable Award Agreement, Awards may be issued as set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to the terms of Section 10.01), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event the Participant ceases service as a director of the Company. Except as required by applicable law, Awards shall be granted for no consideration other than prior and future services.

     II. The introduction of Section 6.02 of the Plan is hereby amended by replacing the current introduction with the following
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     6.02  Options. The Committee is authorized to grant Options to Participants on the following terms and conditions.

     III. Sections 6.02(iii) and (iv) of the Plan are hereby amended by replacing the current Sections 6.02(iii) and (iv) with the following:

     (iii) Exerciseability. The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

     (iv) Methods of Exercise. The Committee shall determine the methods by which the exercise price of any Option may be paid or deemed to be paid, and the form of such payment, including, without limitation, cash, Shares, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis to the extent permitted by law) or any combination thereof, having a fair market value equal to the exercise price,

     IV. Section 10.01 of the Plan is hereby amended by adding the following new sentence at the end thereof:

           The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retrospectively; provided, however, that without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him.